Exhibit 10.6

LOAN AGREEMENT

THIS LOAN AGREEMENT ("Agreement") is made as of the 20th day of May, 2015, by and between BR-TBR WHETSTONE OWNER, LLC, a Delaware limited liability company ("Borrower") and KEYBANK NATIONAL ASSOCIATION, a national banking association ("Lender").

RECITALS

WHEREAS, Borrower has applied to Lender for a loan in the aggregate principal amount of the Loan Amount (as defined below) (the "Loan"); and

WHEREAS, the Loan shall be advanced substantially concurrently with the recordation of the Deed of Trust (defined below), which covers certain real property which may be known as Whetstone Apartments located at 501 Willard Street, Durham, Durham County, North Carolina (the "Land"). The Land is more particularly described on Exhibit A attached hereto, which Land, together with the Improvements thereon, are sometimes collectively referred to herein as the "Property"; and

WHEREAS, the improvements located on the Land consist of a 204-unit multifamily property (the "Improvements") which is currently subject to certain lease agreements (such existing leases, and all future leases, being collectively referred to herein as the "Leases"); and

WHEREAS, Lender has agreed to make the Loan to Borrower and to document, evidence and secure the Loan on the condition that this Agreement be executed and delivered for the purpose of governing and coordinating the Loan and to assure the application of the proceeds of the Loan to the acquisition of the Property and payment of related closing expenses in accordance with the approved settlement statement (the "Closing Statement") attached hereto and made a part hereof as Exhibit B.

NOW, THEREFORE, BORROWER AND LENDER HEREBY AGREE AS FOLLOWS:

1.          Certain Definitions:  In addition to the definitions in the Recitals, as used herein the following definitions shall have the following meanings:

"Affiliate" means, with respect to any Person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, (i) such Person or (ii) any general partner, manager or member of such Person; (b) any other Person 10% or more of the equity interest of which is held beneficially or of record by (i) such Person or (ii) any general partner, manager or member of such Person, and (c) any general partner, limited partner or member of (i) such Person or (ii) any general partner or member of such Person. As used in the previous sentence, "control" means the possession, directly or indirectly, of the power to cause the direction of the management of a Person, whether through voting securities, by contract, family relationship or otherwise.

"Appraisal" means the current appraisal of the Property delivered to and approved by Lender prior to the Closing Date.

"Assignment of Rents" means the Assignment of Leases and Rents of even date herewith executed by Borrower in favor of Lender, as amended from time to time.

"Borrower Manager" means BR-TBR Whetstone Venture, LLC, a Delaware limited liability company.

"Closing Date" means the date of this Agreement.

"Closing Statement" shall have the meaning set forth in the Recitals.

"Collateral" means the collateral provided to Lender pursuant to the Security Documents.

"Debt Service Coverage Ratio" means with respect to a particular period, the ratio of (a) the Pro Forma NOI to (b) the Total Annual Debt Service.

"Deed of Trust" means that certain Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing made by Borrower to Christopher T. Neil, as Trustee for the benefit of Lender as beneficiary, dated as of even date, as may be amended from time to time.

"Default" means the occurrence of a condition or state of facts which, but for the giving of notice or the expiration of any applicable grace or cure period, would constitute an Event of Default.

"Dispute" means any controversy, claim or dispute between or among the parties to the Loan Documents, including any such controversy, claim or dispute arising out of or relating to (a) this Agreement, (b) any other Loan Document, (c) any related agreements or instruments, or (d) the transaction contemplated herein or therein (including any claim based on or arising from an alleged personal injury or business tort).

"Environmental Indemnity Agreement" means the Environmental and Hazardous Substances Indemnity Agreement of even date herewith (as may be amended from time to time) by the Borrower and Guarantor in favor of the Lender.

"Equity Interests" means the membership interests in the Borrower.

"Equity Sale" has the meaning set forth in Section 6.4.

"Event of Default" has the meaning set forth in Section 8.1.

"Guarantor" means Bluerock Residential Growth REIT Inc., a Maryland corporation, together with its respective successors and/or assigns.

"Guaranty" means the Guaranty Agreement of even date herewith (as may be amended from time to time) executed by Guarantor in favor of Lender.

"Improvements" has the meaning set forth in the Recitals.

"Indebtedness" means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits (other than security deposits of tenants held in the ordinary course of business) or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, including mandatorily redeemable preferred stock (other than, in the case of Borrower, any preferred equity interest held by Guarantor), (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all guarantees (excluding non-recourse carve-out guaranties) by such Person of Indebtedness of others, (h) all capital lease obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances, (k) all obligations contingent or otherwise, of such Person with respect to any interest rate protection agreements (calculated on a mark-to-market basis as of the reporting date), and (l) payments received in consideration of sale of an ownership interest in Borrower when the interest so sold is determined, and the date of delivery is, more than one (1) month after receipt of such payment and only to the extent that the obligation to deliver such interest is not payable solely in such interest of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefore as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness shall be calculated on a consolidated basis in accordance with generally accepted accounting principles, consistently applied.

"Interest Rate Agreement" has the meaning set forth in the Deed of Trust.

"Land" has the meaning set forth in the Recitals.

"Leases" has the meaning set forth in the Recitals.

"Loan Amount" means the principal amount equal to the lesser of (a) Twenty-Five Million One Hundred Forty-Seven Thousand Five Hundred and No/100 Dollars ($25,147,500.00), (b) seventy percent (70%) of the sum of the purchase price of the Property and Borrower's broker fee relating thereto, (c) an amount which would result in a Loan to value ratio of no greater than the lesser of (i) seventy percent (70%) of the "as completed" appraised value of the Property or (ii) sixty-five percent (65%) of the "as stabilized" appraised value of the Property, in each case pursuant to the Appraisal approved by Lender prior to the date hereof, or (d) a principal amount which would provide a Debt Service Coverage Ratio of no less than 1.25 to 1.00.

"Loan Documents" means this Agreement, the Note, the Guaranty, the Security Documents and all other documents executed in connection with the Loan.

"Management Agreement" means that certain property management agreement dated as of the date hereof between Borrower and Property Manager.

"New Parking Construction" means the construction of an additional level to the Property's existing parking deck, which addition is expected to increase the parking stalls by approximately 65 stalls, commence in late 2015/early 2016, take approximately 3 months to complete once commenced and cost approximately $1,300,000, all as more fully described in Section 6.1(s) below.

"Note" means that certain Promissory Note of even date herewith (as may be amended, restated, modified or supplemented from time to time) in the original principal amount of $25,147,500.00 executed by Borrower in favor of Lender.

"Obligations" means all present and future debts, obligations and liabilities of Borrower to Lender arising pursuant to, or on account of, the provisions of this Agreement, the Note or any of the other Loan Documents as applicable, including the obligations: (a) to pay all principal, interest, late charges, prepayment premiums (if any) and other amounts due at any time under the Note; (b) to pay all expenses, indemnification payments, fees and other amounts due at any time under the Deed of Trust or any of the other Loan Documents, together with interest thereon as provided in the Deed of Trust or such Loan Document; and (c) to perform, observe and comply with all of the terms, covenants and conditions, expressed or implied, which Borrower is required to perform, observe or comply with pursuant to the terms of the Deed of Trust or any of the other Loan Documents.

"Permitted Encumbrances" has the meaning set forth in Section 7(c).

"Permitted Sale" means a sale of the Property or the Equity Interests which is in accordance with Section 6.3 or 6.4, as applicable.

"Permitted Sale Date" means the date of the closing of a Permitted Sale.

"Permitted Transfers" has the meaning set forth in Section 6.1(c).

"Person" means any entity, whether an individual, trustee, corporation, partnership, limited liability company, trust, unincorporated organization, governmental agency or otherwise.

"Pro Forma NOI" means the pro forma stabilized net operating income for the Property based upon the Appraisal, less a $250 per residential unit capital reserve.

"Property" has the meaning set forth in the Recitals.

"Property Manager" shall mean TriBridge Residential Property Management Advisors, LLC.

"Security Documents" means the Deed of Trust, the Assignment of Leases and Rents, and the Environmental Indemnity Agreement, each of which documents is dated as of even date herewith and may be amended from time to time, and all other documents securing the Loan, whether now or hereafter existing.

"Total Annual Debt Service" means the aggregate of debt service payments for a 12 month period on the stated principal amount of the Loan, using an interest rate equal to the greater of (a) 4.25% per annum or (b) the 10-year US Treasury rate plus 2.00% (and assuming monthly payments of interest and principal based on an assumed amortization period of 30 years).

"Transfer" shall have the meaning set forth in Section 6.1(b).

Capitalized terms used but not otherwise defined herein shall have the meanings used and defined in the Note.

2.            The Loan. Lender agrees to lend to Borrower sums in the aggregate not in excess of the Loan Amount, all subject to the terms and conditions herein set forth and in accordance with the Closing Statement. The advance of Loan proceeds shall be evidenced by and owing under the Note.

3.            Security. As security for the repayment of the Note, the Borrower and Guarantor, as applicable, shall execute, acknowledge and deliver to Lender the Guaranty, the Deed of Trust and the other Security Documents. Subject to the provisions therein, the Security Documents shall constitute a first priority lien against the Property and the other Collateral described therein and shall secure the obligations described therein. The Note and all other Loan Documents shall be in form and substance satisfactory to Lender, and Borrower hereby agrees to pay all necessary filing and recording fees required in connection therewith.

4.            Loan Advance.

4.1          Not Assignable. The proceeds of the Loan shall not be assignable by Borrower nor subject to the process of any court upon legal action by or against Borrower or by or against anyone claiming under or through it; provided, however, that nothing herein contained shall be considered as in any way modifying, affecting or subordinating the obligations heretofore given or to be given by Borrower as security for the Loan and the same shall be and remain in full force and effect.

4.2          Purpose. The proceeds of the Loan will be advanced by Lender (subject to the conditions contained in the Loan Agreement and other Loan Documents) for the acquisition of the Property and payment of related closing expenses in a single disbursement, through escrow, and there will be no subsequent disbursement.

4.3          Liability of Lender. Lender shall in no event be responsible or liable to any Person other than Borrower for the disbursement of or failure to disburse the Loan proceeds or any part thereof.

5.            Representations and Warranties of Borrower. Borrower represents and warrants that:

5.1          Borrower is a limited liability company duly organized and validly existing under the laws of the State of Delaware, is qualified to do business and is in good standing in the State of North Carolina, and has the power and authority to consummate the transactions contemplated hereby, and has taken all necessary action to purchase and operate the Property and to authorize the execution, delivery and performance of this Agreement, the Note, the Deed of Trust and the other Loan Documents to be executed, delivered and performed by Borrower.

5.2          Exhibit C, attached to and made a part of this Agreement is, to the best of Borrower's knowledge, a complete and correct rent roll for the Property. To the best of Borrower's knowledge the Leases are currently in full force and effect with no existing default on the part of the landlord thereunder and no condition existing with respect thereto which, with the giving of notice or the passage of time, could constitute such a default. To Borrower's knowledge, there is no existing material default by any of the tenants under any of the Leases and no condition existing with respect thereto which, with the giving of notice or the passage of time, could constitute such a default, except as otherwise indicated on Exhibit C.

5.3          This Agreement and each Loan Document to which Borrower is a party is a legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with their respective terms, subject to bankruptcy, insolvency and similar laws affecting rights and remedies of creditors and general principles of equity.

5.4          Borrower has no property other than the Property and the other Collateral; and Borrower has no debts or liabilities other than the Loan and trade payables incurred in connection with the operation of the Property.

5.5          Borrower, both before and after giving effect to the Loan, is not insolvent, is not engaged or about to engage in a business or transaction for which the property of Borrower is an unreasonably small capital, and does not intend to incur or believe that it will incur debts that will be beyond its ability to pay as such debts mature.

5.6          The Management Agreement is in full force and effect and valid and enforceable against the Property Manager, and there is no default, breach or violation existing under the Management Agreement by any party thereto and no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach or violation by any party under the Management Agreement.

6.             Covenants of Borrower.

6.1           Operational Covenants. Borrower hereby covenants with Lender as follows:

(a)            Borrower will not own or lease any property other than the Property (as defined herein and as defined in the Deed of Trust).

(b)            Except as permitted herein or in the Loan Documents, Borrower will not sell, transfer, lease, convey, assign, pledge, lien or encumber (each, a "Transfer") the Property, in each case in any way without the prior written consent of Lender; nor will it consent to the prohibition by any lender or any other person or entity of any encumbrance on the Property, other than the Loan and Permitted Encumbrances; notwithstanding anything in the Loan Documents to the contrary, Borrower shall be authorized to enter into commercially reasonable leases in the ordinary course of business, as well as any concession agreements, amendments, and modifications related thereto, without the need to obtain the Lender's consent.

(c)          There shall be no Transfer of any of the Equity Interests (whether legal, beneficial or equitable, whether voluntary or involuntary, whether direct or indirect) in Borrower nor will Borrower consent to any such Transfer, without the prior written consent of Lender, except that the following transfers (the "Permitted Transfers") shall be permitted:

(i)          a Transfer of the membership interests in BR-TBR Whetstone Venture, LLC ("Venture"), the sole member of Borrower (A) by TriBridge Co-Invest 27, LLC (the "TriBridge Member") to BR Whetstone Member, LLC (the "BR Member") or (B) by BR Member to TriBridge Member; provided, that any transfer pursuant to clause (B) shall be subject to the prior written approval of Lender in Lender’s sole discretion;

(ii)         as long as following any such Transfer either Bluerock Real Estate, LLC ("BRRE") or Bluerock Residential Growth REIT, Inc. ("BR REIT") exercise at least the same degree of control, directly or indirectly, over Borrower as exists as of May 20, 2015, any Transfer of direct or indirect ownership interests in TriBridge Member or BR Member; provided, that any transfer of direct or indirect ownership interests in TriBridge Member (other than (A) transfers to BR Member or an Affiliate of BR Member, (B) transfers among any of TBR 2015, LLC, TriBridge Equity Partners II, LLC and TriBridge Investments, LLC), or (C) transfers among any of the existing members of TBR 2015, LLC, TriBridge Equity Partners II, LLC and TriBridge Investments, LLC as of the date hereof) shall be subject to the prior written approval of Lender in Lender's sole discretion; or

(iii)        a transfer of direct or indirect interests in BR Member in conjunction with a sale of a majority (or all) of the outstanding shares (or partnership interests) of BR REIT or Bluerock Residential Holdings, L.P. (the "BR Operating Partnership"), its operating partnership, or a merger, combination or "roll-up" of BR REIT (or BR Operating Partnership) into a partnership, limited liability company or other entity or participation in an UPREIT, DOWNREIT or similar transaction with a real estate investment trust or other entity (any of the foregoing hereinafter referred to as a "REIT Sale"), where the succeeding entity has a net worth and liquidity no less than that of BR REIT or Bluerock Operating Partnership, as applicable.

(d)           The funds and other assets of Borrower shall not be commingled with those of any Affiliate or any other Person.

(e)           Borrower will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than the Loan, obligations under any Interest Rate Agreements provided by Lender and advances or trade payables incurred in the ordinary course of business of operating the Property.

(f)            Any contributions to Borrower from its owners, Affiliates, officers, directors, and other related parties shall be in the form of equity and not in the form of debt unless any such debt has been approved in advance in writing by Lender and is fully subordinated to the Loan.

(g)           Borrower will permit Lender to enter upon the Property at all reasonable times upon advance notice (subject to the rights of tenants) to inspect the Property and Improvements.

(h)          Borrower will receive and apply the Loan proceeds as set forth in Section 4.2.

(i)           Borrower will keep adequate records and books of account with respect to the Property, including all finances and accounts pertaining thereto, and make the same available to representatives of Lender at such reasonable times as may be requested by Lender.

(j)           Other than routine work done in the ordinary course of business pursuant to reasonable business practices and the New Parking Construction, Borrower will not undertake any construction, renovation, alteration or expansion of the Improvements without Lender's prior written approval.

(k)           Borrower shall provide for the competent and responsible management and operation of the Property; Borrower will not enter into any new property management, construction management, leasing (other than the Leases), brokerage or any other similar agreement affecting the Property without Lender's prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, and all such agreements shall, in any event, be subject to the semi-annual review and approval of Lender, which shall not be unreasonably withheld, conditioned, or delayed. Any such agreement which is entered into with an Affiliate of Borrower shall (i) be specifically disclosed to and approved by Lender, (ii) contain a specific waiver by such vendor of any available lien rights otherwise available, and (iii) be subordinate to the Loan Documents.

(l)            Other than the shares held in Guarantor, none of the Equity Interests shall be dealt with or traded on any securities exchanges or in any public securities markets.

(m)          Borrower shall maintain all of its checking, depository, operating, cash management and other bank accounts with Lender except that prior to the occurrence of an Event of Default such accounts may be maintained at Wells Fargo Bank, National Association.

(n)           Borrower shall first apply all income from Leases, and all other income derived from the Property or from any other source, to pay the Property expenses, including all amounts then required to be paid under the Loan Documents, before using or applying such income for any other purpose. If such expenses have been paid and so long as no Event of Default exists or any Default which with the passage of time or the giving of notice or both would become an Event of Default, Borrower may make distributions of any income to any of its members.

(o)           Borrower shall restore or repair promptly, in a good and workmanlike manner, any damaged part of the Property to the equivalent of its original condition, or such other condition as Lender may approve in writing, whether or not insurance proceeds or condemnation awards are available to cover any cost of such restoration or repair.

(p)           Borrower shall utilize Lender (i) to place any permanent financing of the Property through Fannie Mae, Freddie Mac, FHA or a life insurance company, or (ii) to provide any commercial mortgage backed securities loan for the Property. The terms of such permanent financing shall be consistent with then prevailing terms. The placement fee on permanent financing shall be the greater of 50 basis points on such permanent loan amount or the minimum fee permitted by the agency providing such permanent loan. If Borrower does not utilize Lender for the placement or provision of such permanent financing, Borrower shall be required to pay an exit fee equal to $502,950.00 (2% of the Loan Amount), which fee shall be due and payable at the earlier of the Maturity Date (as defined in the Note) or the repayment of the Note (whether voluntarily or after an Event of Default).

(q)           Subject to Section 6.1(s) below, Borrower will (i) keep and maintain the Property in good working order and condition, ordinary wear and tear excepted, and (ii) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are approved by Lender with Lender named as mortgagee, loss payee and additional insured. Such insurance coverages shall include:

(i)          An all-risk policy of permanent property insurance insuring the Property against all risks of any kind or character except those permitted by Lender in writing to be excluded from coverage thereunder.

(ii)         A boiler and machinery insurance policy covering loss or damage to all portions of the Property comprised of air-conditioning and heating systems, other pressure vessels, machinery, boilers or high pressure piping.

(iii)        An all-risk policy of insurance covering loss of earnings and/or rents from the Property in the event that the Property is not available for use or occupancy due to casualty, damage or destruction required to be covered by the policies of insurance described in (i) and (ii) above.

(iv)        Commercial general liability, auto liability, umbrella or excess liability and worker's compensation insurance against claims for bodily injury, death or property damage occurring on, in or about the Property in an amount and containing terms acceptable to the Lender.

(v)         Such other insurance against other insurable hazards, risks or casualties which at the time are commonly insured against in the case of owners and premises similarly situated, due regard being given to the financial condition of Borrower, the height and type of the Property, its construction, location, use and occupancy.

(vi)        All required insurance will be written on forms acceptable to Lender and by companies having a Best's Insurance Guide Rating of not less than A or A+ and which are otherwise acceptable to the Lender, and such insurance (other than third party liability insurance) shall be written or endorsed so that all losses are payable to the Lender. The original policies evidencing such insurance shall be delivered by Borrower to Lender and held by Lender, unless Lender expressly consents to accept insurance certificates instead. Each such policy shall expressly prohibit cancellation or modification of insurance without thirty (30) days' written notice to Lender. Borrower agrees to furnish (only to the extent available in the event such premiums are paid directly by tenants) due proof of payment of the premiums for all such insurance to Lender promptly after each such payment is made and in any case at least fifteen (15) days before payment becomes delinquent.

All insurance premiums shall be paid in advance, and if requested by Lender, it shall be provided with evidence of such prepayment of insurance premium prior to notice of cancellation. In each instance where Lender's approval is required as set forth above, Lender shall use reasonable efforts to give or deny such approval within ten (10) business days of Lender's receipt of written request therefor, and if not given within such ten (10) business day period, shall be deemed disapproved. Lender has approved the insurance as provided in the certificates presented prior to the date hereof.

(r)            Borrower agrees that Lender may order an updated appraisal for the Property at Borrower's expense at any time upon the occurrence and during the continuance of an Event of Default.

(s)           Borrower shall inform Lender in writing if it is going to do the New Parking Construction work and provide Lender a description of the work to be done, the budgeted cost, the anticipated start and completion dates, and confirmation that the cost of the work is being paid by Borrower through equity (and not Indebtedness). Lender shall have approval rights with respect to this New Parking Construction, which approval shall not be unreasonably withheld, delayed or conditioned. The New Parking Construction work should not interfere with the normal operation and use of the Property except for certain temporary changes affecting the parking garage during the New Parking Construction. Appropriate construction permits should be obtained, and the New Parking Construction work done in accordance with applicable law. The cost of the New Parking Construction work should be paid by additional capital contributions, not by Indebtedness. Subject to Section 8.1(e) below, the Property should be kept free of mechanic liens or any other liens. Borrower shall keep Lender informed from time to time regarding the progress of the New Parking Construction work and provide a copy of the certificate of occupancy for it when the work has been completed.

6.2          Reporting Covenants. Borrower covenants and agrees to submit to Lender the following reports, in form and substance reasonably satisfactory to Lender:

(a)           Annual Borrower Statements. Within one hundred twenty (120) days following the end of each fiscal year of Borrower, financial statements (consisting of a balance sheet, income statement and statement of cash flow) internally prepared by Borrower and certified by Borrower to be true, accurate and complete and to fairly represent in all material respects the financial condition of Borrower as of the dates thereof, together with investor reporting and other detail and supporting data and schedules as Lender may from time to time reasonably request.

(b)          Annual Guarantor Statements. Within one hundred twenty (120) days of the end of each fiscal year of Guarantor, audited financial statements of Guarantor prepared in accordance with generally accepted accounting principles, or other recognized method of accounting reasonably acceptable to Lender, consistently applied, in form and manner of presentation reasonably acceptable to Lender consistent with the financial statements previously delivered to Lender by an independent, certified public accountant reasonably acceptable to Lender, such financial statements to be unqualified, true, accurate and complete and fairly represent in all material respects the financial condition of Guarantor as of the dates thereof and to include and to be supplemented by investor reporting and other detail and supporting data and schedules as Lender may from time to time reasonably request.

(c)           Quarterly Statements and Compliance Certificates. Within sixty (60) days following the end of each fiscal quarter, quarterly financial statements (consisting of a balance sheet, income statement and statement of cash flow) of Borrower and Guarantor showing the results of operations for the prior quarter, on a year-to-date basis and on a trailing twelve month basis for the prior quarter and a covenant compliance certificate of Borrower and Guarantor substantially in the form of Exhibit D attached hereto.

(d)           Monthly Rent Roll. A monthly rent roll, to be submitted for each calendar month on or before the thirtieth (30th) day after the end of each calendar month for the Property.

(e)           Monthly Property Operating Statements. A monthly operating statement, to be submitted for each calendar month on or before the thirtieth (30th) day after the end of each calendar month for the Property.

(f)            Monthly Aging Report. A monthly accounts receivable aging report, to be submitted for each calendar month on or before the thirtieth (30th) day after the end of each calendar month for the Property.

(g)           Refinancing. Borrower shall keep Lender updated from time to time regarding Borrower's efforts to refinance the Loan.

(h)          Additional Reports. To the extent not identified above, Borrower shall submit to Lender such other additional financial information as Lender may reasonably request from time to time; provided, however, Lender shall not be permitted to require that any such additional financial information be audited.

6.3          Covenants Regarding Sale of the Property. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Documents, Borrower may not sell or otherwise dispose of the Property or any portion thereof or interest therein, or enter into a contract to sell or dispose of the Property, or any portion thereof or interest therein (collectively referred to as a "Sale"), unless: (a) the Sale or disposition involves all of the Property; (b) Borrower gives Lender at least 10 days' advance written notice of the Sale (the "Sale Notice"); (c) there exists no Event of Default or event that, with the giving of notice or lapse of time, could become an Event of Default; and (d) the Loan and any Interest Rate Agreement are repaid in full at the closing of such Sale.

6.4          Covenants Regarding Sale of the Equity Interests. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Documents, except as permitted under Section 6.1(c), the owners of Equity Interests may not sell or otherwise dispose of the Equity Interests or any portion thereof or interest therein, or enter into a contract to sell or dispose of the Equity Interests, or any portion thereof or interest therein (collectively referred to as an "Equity Sale") without the prior written consent of Lender in its sole discretion.

6.5          Leasing. By the end of the six (6) month period following the Closing Date, Leases shall have been executed for at least sixty percent (60%) of the Property.

7.            Conditions Precedent to Funding. The funding of the Loan is subject to Lender's determination of compliance with the following conditions precedent:

(a)          The Note, the Deed of Trust, and the other Loan Documents shall have been properly executed and delivered to Lender, the Deed of Trust and any Loan Documents to be recorded shall be acknowledged and delivered for recording, and shall have been recorded prior to or concurrently with the funding of the Loan.

(b)           Lender shall have received the Appraisal which must be an MAI appraisal of the Property conforming to the requirements of FIRREA and otherwise in form and substance acceptable to Lender in its sole discretion.

(c)           Lender shall have received a survey of the Property in form and substance reasonably acceptable to Lender and a title insurance policy evidencing that Borrower has good title to the Property, free and clear of all mortgages, security interests, restrictions, liens and encumbrances of any kind (other than the Security Documents and the other matters listed on said title insurance policy, the "Permitted Encumbrances"), and containing affirmative insurance on such matters as Lender may reasonably require.

(d)           Lender shall have received evidence satisfactory to it that the insurance coverage required by Section 6.1(q) is being carried by Borrower on the Property in form, amounts and with companies acceptable to Lender and naming Lender as additional insured, mortgagee and loss payee (as applicable).

(e)           Lender shall have received and approved a copy of the fully executed organizational documents of Borrower and Guarantor.

(f)            Lender shall have received and approved the Closing Statement.

(g)           Lender hereunder shall have received a fee for the making of the Loan to Borrower, in the amount specified in Section 9 below.

(h)           Lender shall have received and approved environmental reports and a property condition report for the Property (including reliance letters in favor of Lender) and a rent roll with respect to the Property.

(i)            Borrower shall have paid Lender's legal fees and all other of Lender's reasonable costs, fees and expenses incurred in connection with the making of the Loan.

(j)            Lender shall have received all of the other documents listed in the closing checklist supplied by Lender to Borrower as of even date herewith.

(k)           No Default or Event of Default shall have occurred and be continuing under the terms and provisions of this Agreement, the Note, or of any of the Loan Documents.

8.             Default.

8.1          Events of Default. The occurrence of any of the following, whatever the reason therefor, shall constitute an "Event of Default":

(a)           Borrower fails to make any payment of principal or interest under the Note within ten (10) days of the date when due, whether on the scheduled due date or upon acceleration, maturity or otherwise, except that there shall be no grace period upon acceleration or at maturity of the Note;

(b)           Any default or event of default occurs under any of the Loan Documents which is not cured within any applicable cure period (if any) set forth therein;

(c)           Any representation or warranty made by Borrower or Guarantor herein or in the Loan Documents shall be incorrect in any material respect when made;

(d)           Borrower defaults on any public works agreement, surety agreements, or letters of credit secured by or which constitute a lien or may become a lien against the Property, and such default is not cured within thirty (30) days of notice from Lender;

(e)           A lien for the performance of work or the supply of materials is filed against the Property, or any stop notice with respect thereto is served on Lender, except for any disputed lien or stop notice as to which Borrower has provided a bond in form and substance acceptable to Lender so as to remove such lien from the Property and terminate such stop notice within ten (10) days after demand by Lender; or any mortgage, deed of trust, judgment lien, attachment lien or other voluntary or involuntary lien or encumbrance is recorded against or otherwise becomes a lien against the Property or any part thereof (provided that with respect to any judgment lien or other involuntary lien, Borrower shall have a period of ten (10) days after demand by Lender to cause such lien to be removed from the Property);

(f)            Borrower has intentionally committed waste on or to the Property;

(g)           Guarantor under the Guaranty attempts to revoke or repudiate the Guaranty, or Guarantor's obligations thereunder, in whole or in part;

(h)           Borrower or Guarantor files a bankruptcy petition or makes a general assignment for the benefit of creditors, or a bankruptcy petition is filed against Borrower or Guarantor, and such involuntary bankruptcy petition continues undismissed for a period of sixty (60) days after the filing thereof;

(i)            Borrower or Guarantor applies for or consents in writing to the appointment of a receiver, trustee or liquidator of Borrower, Guarantor or the Property, the Collateral, or all or substantially all of the other assets of Borrower or Guarantor, or an order, judgment or decree is entered by any court of competent jurisdiction on the application of a creditor appointing a receiver, trustee or liquidator of Borrower, Guarantor, the Property, the Collateral, or all or substantially all of the other assets of Borrower or Guarantor;

(j)            A final nonappealable judgment for (i) the payment of money involving more than $100,000 is entered against Borrower, or (ii) the payment of money is entered against Guarantor involving more than the lesser of (A) $1,000,000 or (B) an amount which could reasonably be expected to prevent Guarantor from performing Guarantor's obligations under the Guaranty, and Borrower or Guarantor fails to discharge the same, or causes it to be discharged or bonded off to Lender's satisfaction, within thirty (30) days from the date of the entry of such judgment;

(k)           Unless (i) otherwise permitted under this Agreement or (ii) the written consent of Lender is previously obtained, the Equity Interests in Borrower are sold, pledged or otherwise transferred or all or substantially all of the business assets of Borrower or Guarantor are sold; Borrower or Guarantor, is dissolved; or there occurs any change in the form of business entity through which Borrower presently conducts its business or any merger or consolidation involving Borrower;

(l)            Any replacement of the Property Manager with another property manager without Lender's prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed;

(m)          A default occurs under the financial covenants of Guarantor set forth in Section 13(i) of the Guaranty; or

(n)            Borrower fails to perform any obligation (other than obligations described in the foregoing subparagraphs of this Section 8.1 or described in any other Loan Document) under this Agreement or under any other Loan Document within thirty (30) days after receipt of written notice that such obligation was not performed; provided that, if such default is reasonably capable of being cured and such cure cannot reasonably be effected within such 30-day period, such failure shall not be an Event of Default so long as Borrower promptly (in any event, within ten (10) days after receipt of such notice) commences cure, and thereafter diligently (and in any event, within sixty (60) days after receipt of such notice) prosecutes such cure to completion; and provided further, however, that notwithstanding the 30-day cure period or extended cure period described above in this subparagraph (n), the provisions of this subparagraph (n) shall not be deemed to limit, modify or amend any of the provisions of Section 8.1(a) through (m), inclusive or the provisions of any other Loan Document, such that if a different notice or cure period or no notice or cure period is specified under (x) any of the foregoing subparagraphs of this Section 8.1, or (y) the provisions of any other Loan Document; then, in the case of either (x) or (y) above, the provisions set forth in the applicable provisions of this Section 8.1 and/or the applicable Loan Document shall be deemed to govern and control and Borrower shall have no more time to cure the failure or breach than is allowed under the specific provisions of this Section 8.1 and/or the applicable Loan Document as to such failure or breach.

8.2           Options and Remedies of Lender upon Event of Default. Upon the occurrence of any such Event of Default:

(a)           Lender shall not have any obligation to make any further advance of the undisbursed (if any) proceeds of the Loan;

(b)           Lender may declare the indebtedness evidenced by the Note and secured by the Loan Documents immediately due and payable;

(c)           Lender may pursue any and all rights and remedies provided for hereunder and in the Note and/or any of the other Loan Documents, or otherwise available at law or in equity; and

(d)           Without limiting subparagraph (c) above, Lender may, whether or not the indebtedness evidenced and secured by the Note, the Deed of Trust and the other Loan Documents shall be declared due and payable or Lender shall have instituted any foreclosure or other action for the enforcement of the Deed of Trust, any of the Loan Documents or the Note, in addition to any other remedies which Lender may have hereunder and in Lender's sole and absolute discretion, (i) enter upon the Property and complete any work commenced by Borrower or perform any obligations of Borrower under the Leases, all at the risk, cost and expense of Borrower, (ii) at any time discontinue any work commenced in respect of the Property or change any course of action undertaken by it and not be bound by any limitations or requirements of time whether set forth herein or otherwise, (iii) assume any contract made by Borrower in any way relating to the Property, including, without limitation, the Leases, and take over and use all or any part of the labor, materials, supplies and equipment contracted for by Borrower, whether or not previously incorporated into the Improvements. For the purpose of exercising the rights granted under this Section, Borrower hereby irrevocably constitutes and appoints Lender its true and lawful attorney-in-fact to execute, acknowledge and deliver any instruments and to do and perform any acts in the name and on behalf of Borrower.

9.             Fees, Commissions and Expenses. Lender shall be paid a commitment fee in the amount of $88,016.25 upon the closing of the Loan. Borrower shall pay all fees, charges, costs and expenses required to satisfy the conditions of the Loan Documents. Without limitation of the foregoing, Borrower will pay, when due, and if paid by Lender will reimburse Lender on demand for, all fees and expenses of environmental engineers, appraisers, surveyors, title insurance and Lender's counsel and the cost for flood plain status certification, in each case in connection with the closing, administration, modification, or any "workout" of the Loan, or the enforcement of Lender's rights and remedies under any of the Loan Documents.

10.          Miscellaneous.

10.1        Notices. All notices, requests and demands upon the respective parties hereto shall be deemed to have been given or made, when given by hand delivery, by recognized overnight courier, or when deposited in the United States mail, postage prepaid, addressed as follows:

To Lender:	KeyBank National Association
225 Franklin Street, 18th Floor
Boston, MA 02110
Attention: Christopher T. Neil, Institutional Real Estate

With a copy to:	Locke Lord LLP
2800 Financial Plaza
Providence, RI 02903
Attention: Gail E. McCann, Esq.

To Borrower:	BR-TBR Whetstone Owner, LLC
712 Fifth Avenue, 9th Floor
New York, New York 10019
Attention: Jordan Ruddy

With a copy to:	Bluerock Real Estate Holdings, LLC
712 Fifth Avenue, 9th Floor
New York, New York 10019
Attention: Michael Konig, Esq.

And with a copy to:	Hirschler Fleischer – Attorneys at Law
P.O. Box 500
Richmond, VA 23218-0500
Attention: Edward S. Flanagan, Esq.

and:	Nelson Mullins Riley + Scarborough LLP
Atlantic Station
201 17th Street NW, Suite 1700
Atlanta, GA 303673
Attention: Eric Willensky, Esq.

or such other address as either party may furnish in writing to the other for such purpose. All notices so given shall be deemed effective upon receipt or, if mailed by certified mail, return receipt requested, upon the earlier to occur of receipt or the expiration of the fifth day following the date of mailing, except that any notice of change in address shall be effective only upon receipt.

10.2        No Waiver; Cumulative Remedies. No failure by Lender to exercise and no delay in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other further exercise thereof or the exercise of any other right, power or privilege.

10.3        Survival of Agreements. All agreements, representations and warranties of Borrower made in this Agreement shall survive the making of the advances hereunder.

10.4        Successors. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender, their respective successors, the permitted assigns of Lender and the permitted assigns of Borrower.

10.5        Counterparts. This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original. Delivery of an executed counterpart of this Agreement in scanned .pdf format or telefacsimile shall have the same force and effect as delivery of an original executed counterpart of this Agreement.

10.6        Exclusive Massachusetts Jurisdiction and Choice of Law. This Agreement and the other Loan Documents shall be construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts without resort to choice of law principles (except as otherwise provided in the Loan Documents). The exclusive forum and venue for all cases related to or arising out of this Agreement or the other Loan Documents shall be any United States federal court or Massachusetts Superior Court sitting in the Commonwealth of Massachusetts (except as otherwise provided in the Loan Documents). Nothing in this Section shall preclude any party from enforcing a judgment, or filing a foreclosure action or an action seeking to attach property in the state in which the subject collateral or property is located.

10.7        Section and Subsection Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.8        Approval. In each place in the Loan Documents where Lender's approval or consent is required or called for, such consent or approval must be in writing to be effective or binding.

10.9        Prompt Performance. In all cases, Lender's reasonable determination as to whether or not Borrower has acted or is acting promptly and diligently to conform to the terms and conditions of this Agreement shall be prima facie evidence of that fact.

10.10      No Partnership. Nothing contained in this Agreement shall be construed in a manner to create any relationship between Borrower and Lender other than the relationship of borrower and lender, and Borrower and Lender shall not be considered partners or co-venturers for any purpose on account of this Agreement.

10.11     Severability. In the event any one or more of the provisions of this Agreement or any of the other Loan Documents shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any other respect, or in the event any one or more of the provisions of any of the Loan Documents operates or would prospectively operate to invalidate this Agreement or any of the other Loan Documents, then and in either of those events, at the option of Lender, such provision or provisions only shall be deemed null and void and shall not affect the validity of the remaining obligations of Borrower hereunder, and the remaining provisions of the Loan Documents shall remain operative and in full force and effect and shall in no way be affected, prejudiced or disturbed thereby.

10.12     Forum. Borrower hereby irrevocably submits generally and unconditionally for itself and in respect of its property to the jurisdiction of any state court or any United States federal court sitting in the State specified in the governing law section of this Agreement and to the jurisdiction of any state court or any United States federal court sitting in the state in which any of the Property is located, over any Dispute. Borrower hereby irrevocably waives, to the fullest extent permitted by Law, any objection that Borrower may now or hereafter have to the laying of venue in any such court and any claim that any such court is an inconvenient forum. Borrower hereby agrees and consents that, in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding in any state court or any United States federal court sitting in the state specified in the governing law section of this Agreement may be made by certified or registered mail, return receipt requested, directed to Borrower at its address for notice set forth in this Agreement, or at a subsequent address of which Lender received actual notice from Borrower in accordance with the notice section of this Agreement, and service so made shall be complete five (5) days after the same shall have been so mailed. Nothing herein shall affect the right of Lender to serve process in any manner permitted by Law or limit the right of Lender to bring proceedings against Borrower in any other court or jurisdiction.

10.13      WAIVER OF JURY TRIAL. BORROWER AND LENDER WAIVE TRIAL BY JURY IN RESPECT OF ANY DISPUTE AND ANY ACTION ON SUCH DISPUTE. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY BORROWER AND LENDER, AND BORROWER AND LENDER HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON OR ENTITY TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THE LOAN DOCUMENTS. BORROWER AND LENDER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL. BORROWER FURTHER REPRESENTS AND WARRANTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL.

10.14      Entire Agreement. The Loan Documents constitute the entire understanding and agreement between Borrower and Lender with respect to the transactions arising in connection with the Loan, and supersede all prior written or oral understandings and agreements between Borrower and Lender with respect to the matters addressed in the Loan Documents. In particular, and without limitation, the terms of any commitment by Lender to make the Loan are merged into the Loan Documents. Except as incorporated in writing into the Loan Documents, there are no representations, understandings, stipulations, agreements or promises, oral or written, with respect to the matters addressed in the Loan Documents.

10.15      Language of Loan Documents. Borrower acknowledges and agrees that this Agreement and the other Loan Documents have been negotiated, drafted, and redrafted, by or with the input of both Lender and Borrower, and each of their respective attorneys; and the language of this Agreement and the other Loan Documents shall be construed as a whole according to its fair meaning, and not strictly for or against any party.

10.16     Assignment. Notwithstanding anything contained in this Agreement or in any of the other Loan Documents which may be construed to the contrary, (a) all of Lender's rights and obligations under this Agreement and the other Loan Documents are freely assignable by Lender to any Person selected by Lender, in Lender's sole and absolute discretion, without Borrower's consent; and (b) except as provided herein Borrower may not assign or transfer any of its rights or obligations under this Agreement or any of the other Loan Documents without the prior written consent of Lender, which may be refused in Lender's sole and absolute discretion. Without limiting the foregoing, Lender may sell or offer to sell the Loan or interests therein to one or more assignees or participants. Lender may disseminate any information it now has or hereafter obtains pertaining to the Loan, including any security for the Loan and credit or other information on the Property, Borrower, any of Borrower's principals and Guarantor, to any actual or prospective assignee or participant, to Lender's affiliates, to any regulatory body having jurisdiction over Lender and to any other parties as necessary or appropriate in Lender's reasonable judgment. Borrower shall execute, acknowledge and deliver any and all instruments reasonably requested by Lender at no cost to Borrower in connection therewith, and to the extent, if any, specified in any such assignment or participation, such assignee(s) or participant(s) shall have the rights and benefits with respect to the Loan Documents as such Person(s) would have if such Person(s) were Lender hereunder.

10.17      ERISA and Prohibited Transactions . As of the date hereof and throughout the term of the Loan: (a) No Borrower is nor will be (i) an "employee benefit plan," as defined in Section 3(3) of ERISA, (ii) a "governmental plan" within the meaning of Section 3(32) of ERISA, or (iii) a "plan" within the meaning of Section 4975(e) of the Code; (b) the assets of Borrower do not and will not constitute "plan assets" within the meaning of the United States Department of Labor Regulations set forth in Section 2510.3-101 of Title 29 of the Code of Federal Regulations; (c) transactions by or with Borrower are not and will not be subject to state statutes applicable to Borrower regulating investments of fiduciaries with respect to governmental plans; and (d) Borrower will not engage in any transaction that would cause any of its obligations hereunder or any action taken or to be taken hereunder (or the exercise by Lender of any of its rights under any of the Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code. Borrower agrees to deliver to Lender such certifications or other evidence of compliance with the provisions of this Section as Lender may from time to time request.

10.18      Pledge to the Federal Reserve. Lender may at any time pledge or assign all or any portion of its rights under the Loan Documents including any portion of the Note to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or assignment or enforcement thereof shall release Lender from its obligations under any of the Loan Documents.

10.19      USA Patriot Act Notice. Lender hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act, Lender is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Lender to identify Borrower in accordance with the USA Patriot Act.

10.20      Right of Setoff. If an Event of Default shall have occurred and be continuing, Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits of Borrower (general or special, time or demand, provisional or final, but excluding any funds held by Borrower on behalf of tenants or other third parties) at any time held and other obligations at any time owing by Lender or Affiliate to or for the credit or the account of Borrower against any of and all the obligations of Borrower now or hereafter existing under this Agreement held by Lender, irrespective of whether or not Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Lender agrees promptly to notify Borrower after any such setoff and application made by Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which Lender may have.

(Signatures on next page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as an instrument under seal as of the date first above written.

BORROWER:

BR-TBR WHETSTONE OWNER, LLC, a Delaware limited liability company

By:	/s/ Jordan Ruddy
Jordan Ruddy, Authorized Signatory

LENDER:

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Christopher T. Neil
Christopher T. Neil
Vice President

[Signature Page to Loan Agreement (Whetstone Apartments)]

EXHIBIT A

PROPERTY DESCRIPTION

FEE TRACT

All of the following land, with the buildings and improvements thereon, lying and being situate in Durham County, North Carolina, and being more particularly described as follows:

BEING all of that certain parcel containing approximately 2.0994 acres as shown on a map entitled "Exempt Final Recombination Plat 300 Jackson Street & 501 Willard St" recorded in Plat Book 192, Page 3, Durham County Registry which is more fully described as:

Beginning at a PK nail on the eastern right of way of Willard Street; thence with a curve turning to the right with an arc length of 31.04', with a radius of 20.00', with a chord bearing of N 45°11 ' 41" E, with a chord length of 28.02' to an existing iron pipe; thence N 89°41'27" E a distance of 185.08' to an existing iron pipe; thence with a curve turning to the right with an arc length of 114.62', with a radius of 190.37', with a chord bearing of S 73°14'22" E, with a chord length of 112.90' to an existing iron pipe; thence S 59°12'33" E a distance of 111.39' to an existing iron pipe; thence S 30°47'27" W a distance of 90.76' to an existing iron pipe; thence S 27°33'27" W a distance of 158.72' to an existing iron pipe; thence N 59°12'33"W a distance of 113.65' to an existing iron pipe; thence N 89°21'33"W a distance of 193.78' to an existing iron pipe; thence N 00°38'27"E a distance of 227.18' to an existing iron pipe; which is the point of Beginning, having an area of 91,449.07 square feet or 2.099 acres as shown on plat prepared by Coulter Jewell Thames PA recorded in the Durham County Registry in Book 192 Page 3.

EASEMENT TRACT

TOGETHER WITH easements contained or conveyed in that certain Temporary Easement Agreement by and between BR-TBR Whetstone Owner, LLC, TriBridge Residential, LLC, University Ford, Inc., and University Properties of N.C., L.L.C. being recorded in Durham County Registry prior to the Deed of Trust from BR-TBR Whetstone Owner, LLC to KeyBank National Association.

EXHIBIT B

Closing Statement

(See Attached)

EXHIBIT C

Rent Roll

Separately delivered to Lender prior to the date hereof

EXHIBIT D

Covenant Compliance Certificate

Date:___________________________

KeyBank National Association

225 Franklin Street, 18th Floor

Boston, Massachusetts 02110

Attn: Christopher T. Neil

Ladies and Gentlemen:

As required by Section 6.2(c) of the Loan Agreement dated as of May 20, 2015 by BR-TBR Whetstone Owner, LLC, a Delaware limited liability company ("Borrower") to KeyBank National Association ("Lender") (as amended from time to time, the "Agreement"), a review of the activities of Borrower and Guarantor for the calendar quarter ending ________, 201_ (the "Calendar Quarter") has been made under my supervision with a view to determining whether the Borrower and Bluerock Residential Growth REIT, Inc. ("Guarantor") have kept and fulfilled all of their obligations under the Agreement. All defined terms used herein have the meanings given to them in the Agreement. The undersigned hereby certify as follows:

1.          Borrower's Leasing as of the end of the Calendar Quarter is as follows:

(a)	Percent of Property that is leased	____%

(b)	Required by November 20, 2016	At least 60%

(c)	In compliance	Yes/No

2.          Guarantor Liquidity

(a)	Guarantor Liquidity	$_______________

(b)	Required	At least $1,000,000

(c)	In compliance	Yes/No

3.          Guarantor Tangible Net Worth

(a)	Total Asset Value as of 3/31/15	$_________________

(b)	Guarantor Indebtedness as of 3/31/15	$_________________

(c)	Tangible Net Worth as of 3/31/15 [(a) – (b)]	$_________________

(d)	75% of (c)	$_________________

(e)	Net proceeds of equity issuances after 3/31/15	$_________________

(f)	75% of (e)	$_________________

(g)	Current Total Asset Value	$_________________

(h)	Current Guarantor Indebtedness	$_________________

(i)	Current Tangible Net Worth	$_________________

(j)	Required Tangible Net Worth [(d) + (f)]	$_________________

(k)	In compliance	Yes/No

4.          The undersigned has reviewed the terms of the Agreement and that, to the best of the undersigned's knowledge, neither a Default nor an Event of Default exists under the Agreement.

(Signature on next page)

Borrower:

BR-TBR WHETSTONE OWNER, LLC, a Delaware limited liability company

By:
Name:
Title:

Guarantor:

BLUEROCK RESIDENTIAL GROWTH REIT, INC., a Maryland corporation

By:
Name:
Title: